June 25, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of CLX Investment Company, Inc pertaining to our firm included under Item 4.01 of Form 8-K dated June 26, 2007 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP